Exhibit (b)(3)

CONFIDENTIAL

20 December 2007

To:	Open Joint Stock Company Vimpel-Communications (the “Borrower”)

Attention:	Elena Shmatova, Chief Financial Officer

Dear Sirs

U.S. $3,500,000,000 single currency facilities (the “Facilities”)

We ABN AMRO Bank N.V., London Branch, Barclays Capital, BNP Paribas, CALYON, Citibank, N.A., HSBC Bank plc, ING Bank N.V. and UBS Limited (the “Mandated Lead Arrangers”) and ABN AMRO Bank N.V., London Branch, Barclays Bank PLC, BNP Paribas, CALYON, Citibank, N.A., HSBC Bank plc, ING Bank N.V. and UBS (Luxembourg) S.A. (the “Underwriters”) are pleased to set out in this letter the terms and conditions on which we are willing to arrange and underwrite the Facilities.

The Facilities will be used in connection with the acquisition consented to by the Mandated Lead Arrangers concurrently with this letter or any other future acquisition to which all Lenders have consented in writing.

In this letter:

“Affiliate” means, in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and, where such term is used in paragraph 12 (No Front-running) only, each of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow and New York.

“close of primary syndication” means 9.00 am London time on the Business Day following the date on which the Mandated Lead Arrangers and Underwriters notify the parties participating as lenders of record in primary syndication as to the allocation of commitments relating to the Facilities.

“Coordinator Fee Letter” means the letter pursuant to which the Borrower is to pay a “coordinator fee” signed on the date of this letter by the Borrower, BNP Paribas and UBS Limited.

“Eurobond” means any bonds issued on the Euromarket.

“Facilities Signing Date” means 8 February 2008 or any other date agreed in writing on or before that date by the Borrower, each Mandated Lead Arranger and each Underwriter.

“Facility Documents” means a facility agreement and related documentation (based on the terms set out in the Term Sheet and this letter) in form and substance satisfactory to the Mandated Lead Arrangers, the Underwriters and the Borrower.

“Fee Letter” means the fee letter in relation to the Facilities dated the date hereof.

“Group” means the Borrower and its subsidiaries.

“Mandate Documents” means this letter, the Term Sheet and the Fee Letter.

“Term Sheet” means the separate “Term Sheet up to USD 3,500,000,000 Facilities for OJSC Vimpel-Communications” delivered by the Mandated Lead Arrangers to the Borrower concurrently with this signed letter.

“Transaction” means the transaction(s) contemplated in the Mandate Documents.

Unless a contrary indication appears, terms defined in the Term Sheet have the same meaning when used in this letter.

1	APPOINTMENT

1.1	The Borrower appoints:

(a)	the Mandated Lead Arrangers as exclusive arrangers of the Facilities;

(b)	the Underwriters as exclusive underwriters of the Facilities;

(c)	the Mandated Lead Arrangers as exclusive bookrunners in connection with syndication of the Facilities; and

(d)	the Mandated Lead Arrangers as exclusive arrangers of the Take-Out Facilities (as defined in paragraph 11 (Take-Out Facilities)).

The facility agent will be designated by the Borrower in consultation with the Mandated Lead Arrangers.

In all publications the Mandated Lead Arrangers and Underwriters will appear in alphabetical order.

1.2	Until this mandate terminates in accordance with paragraph 17 (Termination):

(a)	no other person shall be appointed as mandated lead arranger, underwriter, bookrunner or facility agent;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents and the Coordinator Fee Letter, no other compensation shall be paid to any person,

in connection with the Facilities.

2	CONDITIONS AND REPRESENTATIONS

2.1	This offer to arrange and underwrite the Facilities is made on the terms of the Mandate Documents and is subject to satisfaction of the following conditions:

(a)	compliance by the Borrower in all material respects with all the terms of each Mandate Document;

(b)	the conditions set out in paragraph 4 (Material Adverse Change);

(c)	each of the representations and warranties made by the Borrower or any other member of the Group set out in the Mandate Documents in connection with the Transaction (including, but not limited to, those set out in paragraph 9 (Information)) being correct in all material respects;

(d)	the preparation, execution and delivery of the Facility Documents (on terms satisfactory to the Mandated Lead Arrangers and the Borrower and substantially based on the Borrower’s most recent Citibank-led syndicated facility) by the Facilities Signing Date; and

(e)	the Borrower obtaining all necessary regulatory approvals in connection with the Facilities from any relevant authorities in any relevant jurisdictions.

2.2	The Borrower represents that the entry into and performance (i) by it of any transactions pursuant to and in connection with the Purpose do not and will not conflict in any material respect with any law or regulation applicable to it, and (ii) by any member of the Group of any transactions in connection with financing of the remaining part of the consideration for any acquisition to be made by a subsidiary of the Borrower do not and will not conflict in any material respect with any law or regulation applicable to the Borrower and such other member of the Group.

3	UNDERWRITING PROPORTIONS

3.1	The underwriting proportions of each of the Underwriters in respect of the Facilities are as follows:

Facility A

Underwriter	Share (%)	Amount (U.S.$)
ABN AMRO Bank N.V., London Branch	12.5	187,500,000
Barclays Bank PLC	12.5	187,500,000
BNP Paribas	12.5	187,500,000
CALYON	12.5	187,500,000
Citibank, N.A.	12.5	187,500,000
HSBC Bank plc	12.5	187,500,000
ING Bank N.V.	12.5	187,500,000
UBS (Luxembourg) S.A.	12.5	187,500,000
Total	100	1,500,000,000

Facility B

Underwriter	Share (%)	Amount (U.S.$)
ABN AMRO Bank N.V., London Branch	12.5	250,000,000
Barclays Bank PLC	12.5	250,000,000
BNP Paribas	12.5	250,000,000
CALYON	12.5	250,000,000
Citibank, N.A.	12.5	250,000,000
HSBC Bank plc	12.5	250,000,000
ING Bank N.V.	12.5	250,000,000
UBS (Luxembourg) S.A.	12.5	250,000,000
Total	100	2,000,000,000

3.2	Subject always to Clause 2.1 (Conditions) of this letter, each Underwriter will be obliged to fund, or will cause an Affiliate to fund, its respective share of the Facilities, subject the provisions of this letter, to the Facility Documents being signed by all relevant parties in a form satisfactory to each Mandated Lead Arranger and Underwriter and all conditions precedent under the Facility Documents being satisfied. The obligations of the Mandated Lead Arrangers and the Underwriters under the Mandate Documents are several. No Mandated Lead Arranger is responsible for the obligations of any other Mandated Lead Arranger. No Underwriter is responsible for the obligations of any other Underwriter. The rights of each Mandated Lead Arranger and Underwriter are independent rights and may be separately enforced by the relevant Mandated Lead Arranger and Underwriter.

4	MATERIAL ADVERSE CHANGE

The obligations of each Mandated Lead Arranger and each Underwriter under the Mandate Documents are subject to the absence of any event(s) or circumstance(s) (including any material adverse change or the continuation of any circumstance(s)) which has/have materially adversely affected or could reasonably be expected to adversely affect:

(a)	the business, condition (financial or otherwise), operations, assets or prospects of the Group taken as a whole or the Borrower since the date as at which the latest consolidated audited financial statements were prepared; or

(b)	the ability of the Borrower to perform and comply with its obligations under any Mandate Document or Facility Document,

during the period from the date of this letter to the date of signing of the Facility Documents.

5	MARKET FLEX

5.1

During the period from the date of this letter to the date on which the Mandated Lead Arrangers have confirmed to the Borrower that there has been a successful syndication and all the Lenders subject to such syndication become party to the Facility Documents, any Mandated

Lead Arranger or Underwriter shall be entitled after consultation with the Mandated Lead Arrangers, Underwriters and the Borrower for a maximum period of 7 days to change the pricing of the Facilities and/or the relative principal amounts of Facility A and Facility B (but not the total principal amount of the Facilities). Such a change in pricing shall only be made if that Mandated Lead Arranger or Underwriter reasonably determines that the change is necessary in order to enhance the prospects of a successful syndication of the Facilities.

5.2	The Borrower agrees to amend the Facility Documents to reflect any changes made under paragraph 5.1. This letter shall be deemed a “Finance Document” for the purposes of an Event of Default under the Facility Documents.

5.3	For the purposes of this paragraph 5 and paragraph 8.3, “successful syndication” means each Underwriter reduces its participation in the Facilities to a final hold of not more than 10 per cent. of the aggregate amount of the Facilities.

6	FEES, COSTS AND EXPENSES

6.1	The Borrower shall pay the fees set out in the Term Sheet and the Fee Letter.

6.2	The Borrower shall promptly on demand pay the Facility Agent, the Mandated Lead Arrangers and the Underwriters the amount of all costs and expenses (including, without limitation, legal fees) incurred by any of them or any of their respective Affiliates to enforce their rights and remedies under any of the Mandate Documents, whether or not the Facility Documents are signed.

6.3	The Borrower shall promptly on demand pay the Facility Agent, the Mandated Lead Arrangers and the Underwriters the amount of all costs and expenses (including, without limitation, legal fees, travel, due diligence, printing, publicity and bank presentation), subject to a cap of US$210,000 in relation to legal fees (plus tax and disbursements) and subject to Linklaters not having to give any advice on or in relation to any particular acquisition and the Facility Documents being signed and all conditions precedent thereunder being satisfied by 31 January 2008, and US$100,000 in relation to other costs and expenses, reasonably incurred by any of them or any of their respective Affiliates in connection with:

(a)	the negotiation, preparation, printing and execution of the Facility Documents or the Mandate Documents; and

(b)	the syndication of the Facilities,

whether or not the Facility Documents are signed. For the avoidance of doubt, costs and expenses in connection with the Take-Out Facilities shall be dealt with in a separate mandate letter. If the Mandated Lead Arrangers require Linklaters to provide and the Borrower to pay for any advice in relation to any particular acquisition, then they shall agree with the Borrower the extent and cost of such advice, and the cost of any such advice shall be excluded from the cap set out above.

7	PAYMENTS

7.1	All payments to be made under the Mandate Documents shall be made to the Facility Agent (unless the Facility Agent has not been agreed on by the Facilities Signing Date, in which case they shall be made to BNP Paribas or UBS Limited) for the account of each Mandated Lead Arranger, and:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arrangers or the Underwriters (as applicable) notify to the Borrower;

(b)	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

(c)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Borrower shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT; and

(d)	will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter whatsoever.

7.2	The fee payable under paragraph 1(a) of the Fee Letter must be paid to BNP Paribas or UBS Limited for the account of each Mandated Lead Arranger.

8	SYNDICATION

8.1	The Mandated Lead Arrangers shall, in consultation with the Borrower, manage all aspects of syndication of the Facilities, including timing, the selection of potential Lenders, the acceptance and allocation of commitments and the amount and distribution of fees to Lenders.

8.2	The Borrower shall, and shall ensure that the other members of the Group give any assistance which the Mandated Lead Arrangers reasonably require in relation to the syndication of the Facilities including, but not limited to:

(a)

the preparation, with the assistance of the Mandated Lead Arrangers, of an information memorandum containing all relevant information (including projections) incorporated by reference to the Borrower’s annual report including, but not limited to, information about the Group, any acquisition for which the proceeds of the Facilities will be used, and how the proceeds of the Facilities will be applied (the “Information Memorandum”). The Mandated Lead Arrangers must obtain the Borrower’s written approval of the Information Memorandum before distributing it to potential Lenders on the Borrower’s behalf. (The Borrower will be responsible for the accuracy of the contents of the information package and hereby agrees to (i) issue an authorisation letter to be incorporated into the Information Memorandum and (ii) make representations in the Facility Documents concerning the accuracy of the information package). The Information Memorandum shall not be distributed except to recipients who enter into a confidentiality agreement in form and substance satisfactory to the Borrower and the Mandated Lead Arrangers, taking account of their respective obligations under existing confidentiality agreement;

(b)	providing any information reasonably requested by the Mandated Lead Arrangers or potential Lenders in connection with syndication;

(c)	making available the senior management and representatives of the Borrower and other members of the Group for the purposes of giving presentations to, and participating in meetings with, potential Lenders at such times and places as the Mandated Lead Arrangers may reasonably request;

(d)	using best efforts to ensure that syndication of the Facilities benefits from the Group’s existing lending relationships;

(e)	agreeing to such shorter Interest Periods during the syndication process as are necessary for the purposes of syndication;

(f)	entering into a syndication agreement in substantially the same form as the current LMA recommended form of syndication and amendment agreement when required by the Mandated Lead Arrangers and as a result of which a prospective lender will become a Lender with respect to the Facilities; and

(g)	making any minor amendments to the Facility Documents which the Mandated Lead Arrangers reasonably request as a result of which a prospective lender will become a Lender with respect to the Facilities.

8.3	For the avoidance of doubt, the Borrower cannot take an oversubscription of the Facilities until successful syndication has been achieved.

9	INFORMATION

9.1	The Borrower represents and warrants that:

(a)	any factual information provided in written or electronic form to the Mandated Lead Arrangers by or on behalf of it or any other member of the Group (including for the purposes of preparing the Information Memorandum) (the “Information”) is true, complete and accurate in all material respects as at the date it is provided or as at the date (if any) as of which it is stated;

(b)	nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

(c)	any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

9.2	The representations and warranties set out in paragraph 9.1 are deemed to be made by the Borrower daily by reference to the facts and circumstances then existing commencing on the date of this letter and continuing until the Facilities Signing Date.

9.3	The Borrower shall immediately notify the Mandated Lead Arrangers in writing if any representation and warranty set out in paragraph 9.1 is incorrect or misleading and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct when made.

9.4	The Borrower acknowledges that the Mandated Lead Arrangers and Underwriters will be relying on the Information without carrying out any independent verification.

10	INDEMNITY

10.1

(a)	Whether or not the Facility Documents are signed, the Borrower shall within five Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including, without limitation, legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with:

(I)	the use or proposed use of the proceeds of the Facilities;

(II)	any Mandate Document or any Facility Document;

(III)	the arranging, underwriting or syndication of the Facilities; and/or

(IV)	any pending or threatened claim or any action or proceeding commenced or threatened in relation to any Mandate Document or any Facility Document (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Facilities.

(b)	The Borrower will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from the gross negligence, wilful misconduct or breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined.

(c)	For the purposes of this paragraph 10:

“Indemnified Person” means each Mandated Lead Arranger, each Underwriter, the Facility Agent, each Lender, and in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

10.2	No Mandated Lead Arranger or Underwriter shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 10.1.

10.3

(a)	The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates or any of the Borrower’s shareholders or creditors for or in connection with anything referred to in paragraph 10.1 above except, following the Borrower’s agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Borrower that results directly from the gross negligence, wilful misconduct or breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined.

(b)	Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for consequential losses or damages.

(c)	The Borrower represents to the Mandated Lead Arrangers and Underwriters that:

(I)	it is acting for its own account and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(II)	it is not relying on any communication (written or oral) from any or all of the Mandated Lead Arrangers or Underwriters as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from any or all of the Mandated Lead Arrangers or Underwriters shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(III)	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(IV)	no Mandated Lead Arranger or Underwriter is acting as a fiduciary for or as an adviser to it in connection with the Transaction.

10.4	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 10 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 10.1 and 23 (Governing Law and Jurisdiction).

11	TAKE-OUT FACILITIES

11.1	Facility A shall be prepaid from the proceeds of the issuance by the Borrower or any other member of the Group of any take-out financing which may include inter alia a Eurobond, convertible bond, term bank financing and/or equity placements (the “Take-Out Facilities”).

11.2	Pursuant to paragraph 1.1(d) (Appointment) above, the Mandated Lead Arrangers (and their affiliates) have an exclusive right to arrange and (subject to paragraph 11.3) share, pro rata, the economics of any such Take Out-Facility in relation to Facility A pro rata to their respective Commitments in the Facilities on the Facilities Signing Date.

11.3	Each of the Mandated Lead Arrangers (and their affiliates) will have a right to arrange such Take-Out Facilities in relation to Facility A with equal titles (such titles being “Lead Manager” and “Bookrunner”). The Company reserves the right to nominate three or more Lead Managers to manage and/or coordinate each of the Take-Out Facilities on behalf of all the other Lead Managers Arrangers and Bookrunners (the “Co-ordinators”). The Co-ordinators will be entitled to 60% of all economics of any Take-Out Facility which is a Eurobond (with the remaining 40% to be shared equally between the other Lead Managers). The Company also reserves the right to make the final decision (after consultation with the Lead Managers) as to the appropriate mix of Take-Out Facilities based upon the debt, capital markets and equity market conditions, target capital structure and other considerations.

11.4	If Facility A is wholly or partly prepaid (whether by a mandatory or voluntary prepayment) from the proceeds of a financing not arranged by the Mandated Lead Arrangers, then the Company shall, within five days of each such prepayment, pay to the Mandated Lead Arrangers a fee of 75 basis points of the total amount of such prepayment, such fee to be shared by the Mandated Lead Arrangers pro rata to their respective Commitments in the Facilities on the Facilities Signing Date; provided that this paragraph 11.4 shall have no effect once the mandate letter is executed by all signatories in relation to the Take-Out Facilities in accordance with paragraph 11.5.

11.5	A mandate letter under which the Mandated Lead Arrangers (or their Affiliates) are mandated to exclusively arrange the Take-Out Facilities in accordance with paragraphs 11.2 and 11.3 above shall be executed by the Company and delivered to the Mandated Lead Arrangers on or before 31 March 2008 or on any other date agreed in writing on or before that date by the Borrower and each Mandated Lead Arranger.

12	NO FRONT-RUNNING

12.1	Each of the Mandated Lead Arrangers and Underwriters agrees and acknowledges that:

(a)	it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running; and

(b)	if it or any of its Affiliates engages in any Front Running, the other Mandated Lead Arrangers and Underwriters retain the right not to allocate to it a commitment under the Facilities.

For the purposes of this paragraph 12:

“Borrower Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facilities, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

“Confidential Information” means any information relating to the Borrower, the Borrower Group and the Facilities provided to a Mandated Lead Arranger or Underwriter or any of their Affiliates or advisors (the “Receiving Party”) by the Borrower, Borrower Group or any of their Affiliates or advisors (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of a confidentiality agreement to which the Receiving Party is party or (b) is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, other than from a source which is connected with the Borrower Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Front Running” means undertaking any of the following activities prior to the close of primary syndication which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in primary syndication:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest or

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or,

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)	made to or entered into with an Affiliate; or

(ii)	an act of a Mandated Lead Arranger (or its Affiliate) or Underwriter (or its Affiliate) who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facilities; or

(iii)	in order to obtain any protection under a credit derivative.

12.2	This paragraph 12 is for the benefit of the Mandated Lead Arrangers and Underwriters only, and, for the avoidance of doubt, it does not impose obligations on the Borrower or any member of the Group.

13	CONFIDENTIALITY

13.1	Each of the Mandated Lead Arrangers and Underwriters acknowledges that its confidentiality obligations under the respective confidentiality agreements (the “Existing Confidentiality Agreements”) entered into by each of them with the Borrower prior to the date of this letter shall continue in force and shall not be modified or affected by any provision of this letter.

13.2	The parties acknowledge that the Mandate Documents are confidential and they shall not, and shall ensure that none of their Affiliates shall, without the prior written consent of each other party, disclose the Mandate Documents or their contents to any other person except:

(a)	as required by law, by any applicable governmental or other regulatory authority or by any applicable stock exchange, including disclosure of the Mandate Documents by the Borrower or an Affiliate of the Borrower as an attachment or exhibit to public filings required to be made by the Borrower or its Affiliates with the United States Securities and Exchange Commission and including summary descriptions of provisions of the Mandate Documents prepared for filing in connection with such a filing; and

(b)	to its employees or professional advisers for the purposes of the Facilities who have been made aware of, and agree to be bound by, the obligations under this paragraph and under the terms required by the Existing Confidentiality Agreements or are in any event subject to confidentiality obligations as a matter of law or professional practice.

14	PUBLICITY/ANNOUNCEMENTS

14.1	All publicity in connection with the Facilities shall be managed by the Mandated Lead Arrangers in consultation with the Borrower; provided that any press release issued by the Mandated Lead Arrangers or Underwriters in connection with the Mandate Documents and the Facilities shall be subject to the Borrower’s prior approval.

14.2	No announcements regarding the Mandate Documents or any of the Facilities or any roles as arranger, underwriter, lender or agent shall be made without the prior written consent of the Borrower (not to be unreasonably withheld or delayed) and each of the Mandated Lead Arrangers and Underwriters (not to be unreasonably withheld or delayed).

15	CONFLICTS

15.1	The Borrower, each Mandated Lead Arranger and each Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates and the Underwriters or their Affiliates may provide debt financing, equity capital or other services to other persons with whom the Borrower or its Affiliates may have conflicting interests in respect of the Facilities in this Transaction or other transactions.

15.2	The Borrower, each Mandated Lead Arranger and each Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates and the Underwriters or their Affiliates may act in more than one capacity in relation to this Transaction and may have conflicting interests in respect of such different capacities.

15.3	The Mandated Lead Arrangers and Underwriters shall not use confidential information obtained from the Borrower or its Affiliates for the purposes of the Facilities in connection with providing services to other persons or furnish such information to such other persons.

15.4	The Borrower acknowledges that the Mandated Lead Arrangers and Underwriters have no obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Borrower or its Affiliates.

16	ASSIGNMENTS AND DELEGATES

16.1	The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each of the Mandated Lead Arrangers and Underwriters.

16.2	Each Mandated Lead Arranger and Underwriter reserves the right to employ the services of its Affiliates in providing services contemplated by the Mandate Documents and to allocate, in whole or in part, to itself and/or to such Affiliates the fees payable under the Mandate Documents in such manner as it and such Affiliates may agree in their sole discretion. The Borrower acknowledges that each Mandated Lead Arranger and Underwriter and such Affiliates may share with each other any information related to the Borrower, the Transaction or any of the matters contemplated by the Mandate Documents and for such purpose releases each such Mandated Lead Arranger and Underwriter from any applicable confidentiality laws or laws on banking secrecy, subject, however, to the requirements of the Existing Confidentiality Agreements.

17	TERMINATION

17.1	If the Borrower does not accept the offer made by the Mandated Lead Arrangers and Underwriters in this letter before close of business in London on 21 December 2007, such offer shall terminate on that date.

17.2	Any Mandated Lead Arranger or Underwriter may terminate its obligations under this letter with immediate effect by notifying the Borrower and the other Mandated Lead Arrangers and Underwriters if:

(a)	any of the conditions set out in paragraph 2 (Conditions) is not satisfied; or

(b)	any of the Borrower’s representations and warranties set out in Clause 9.1 are not correct; or

(c)	the Facility Documents have not been executed by the Facilities Signing Date.

17.3	The Borrower may terminate this letter with immediate effect by notifying the Mandated Lead Arrangers and Underwriters and within five Business Days after termination shall pay the fees, costs and expenses then incurred which it is required to pay under paragraph 6 (Fees, costs and expenses) of this letter.

18	SURVIVAL

18.1	Except for paragraphs 2 (Conditions), 3 (Underwriting Proportions), 4 (Material Adverse Change) and 17 (Termination) the terms of this letter shall survive and continue after the Facility Documents are signed.

18.2	Without prejudice to paragraph 18.1, paragraphs 6 (Fees, Costs and Expenses), 7 (Payments), 10 (Indemnity), 13 (Confidentiality), 14 (Publicity/Announcements), 15 (Conflicts) and 17 (Termination) to 23 (Governing Law and Jurisdiction) shall survive and continue after any termination of the obligations of any Mandated Lead Arranger or Underwriter or the Borrower under the Mandate Documents.

19	ENTIRE AGREEMENT

19.1	The Mandate Documents set out the entire agreement between the Borrower, the Mandated Lead Arrangers and the Underwriters as to arranging and underwriting the Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Facilities.

19.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Borrower, and each of the Mandated Lead Arrangers and Underwriters.

20	THIRD PARTY RIGHTS

20.1	Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

20.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

21	COUNTERPARTS

Each Mandate Document may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Mandate Document.

22	NOTICES

22.1	Any communication to be made under or in connection with any Mandate Document shall be made in writing and, unless otherwise stated, may be made by electronic mail, fax or letter.

22.2	Communications or documents to be given to the Borrower shall be sent to:

Address:	AO “VimpelCom”
4, Krasnoproletarskaya ul., Moscow
127006, Russia

Attention:	Alexey Nikonov: Head of Treasury,
Olga Starynina: Head of Corporate Finance, ostarynina@beeline.ru,
Olga Bibikova: Corporate Finance, obibikova@beeline.ru

Fax number:	+7 495 910 59 71 or +7 909 991 79 12

Communications or documents to be given to any Mandated Lead Arranger or Underwriter shall be sent to it at the address set out with its signature below.

22.3	Communications or documents made or delivered by one person to another under or in connection with the Mandate Documents will be effective and will be deemed to have been made or delivered to the relevant party:

(a)	if by way of fax, when received in legible form;

(b)	if by way of electronic mail, when actually received by the party to whom it is addressed; or

(c)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to the relevant party at that address.

22.4	Any communication or document to be made or delivered by the Borrower to any Mandated Lead Arranger or Underwriter will be effective only when actually received by that Mandated Lead Arranger or Underwriter and then only if it is expressly marked for the attention of the department or officer identified with that Mandated Lead Arranger or Underwriter’s signature below (or any substitute department or officer as that Mandated Lead Arranger or Underwriter shall specify for this purpose).

23	GOVERNING LAW AND JURISDICTION

23.1	The Mandate Documents (including the agreement constituted by your acknowledgement of the terms of this letter) are governed by English law.

23.2	Subject to clause 24 (Arbitration) below the parties submit to the exclusive jurisdiction of the English courts. This paragraph 23.2 is for the benefit of the Mandated Lead Arrangers and Underwriters only.

23.3	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Law Debenture as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

23.4	The Borrower, the Mandated Lead Arrangers and the Underwriters may take proceedings to obtain injunctive or preliminary relief in any court having jurisdiction (including but not limited to the courts of England).

24	ARBITRATION

(a)	Subject to paragraph (d) below, any dispute (a “Dispute”) arising out of or in connection with this letter (including a dispute regarding the existence, validity or termination of this letter or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the LCIA.

(b)	The arbitral tribunal shall consist of three arbitrators each of whom shall be a Queen’s Counsel of at least five years’ standing. The seat of arbitration shall be London, England and the language of the arbitration shall be English.

(c)	Save as provided in paragraph (d) below, the parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

(d)	Before an arbitrator has been appointed by a Mandated Lead Arranger or an Underwriter to determine a Dispute, any Mandated Lead Arranger or Underwriter may by notice in writing to all other parties to this letter require that that Dispute be heard in accordance with paragraph 23.2. If a Mandated Lead Arranger or Underwriter gives such notice, the Dispute to which that notice refers shall be determined in accordance with paragraph 23 (Governing Law and Jurisdiction).

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter to Leroy Knowles at BNP Paribas.

Yours faithfully

MANDATED LEAD ARRANGERS

For and on behalf of

ABN AMRO Bank N.V., London Branch

/s/ Mike Elliff	/s/ Bert Schoen

Address:	250 Bishopsgate
LONDON EC2M 4AA
UNITED KINGDOM

Attention:	Mike Elliff, Head of CEEMEA Debt Origination

Fax Number:	+44 207 857 9319

For and on behalf of

Barclays Capital, the investment banking division of Barclays Bank PLC

/s/ Keith Hatton

Address:	5 The North Colonnade
Canary Wharf,
London E14 4BB

Attention:	Cliff Baylis

Fax Number:	+44 20 7773 4894

For and on behalf of

BNP Paribas

/s/ Leroy Knowles	/s/ François Artignan

Address:	37, place du Marché saint Honoré
75031 Paris Cedex 01

Attention:	Simon Allocca / François Artignan

Fax Number:	+44 207 595 6597 / +33 1 42 98 10 65

For and on behalf of

CALYON

/s/ Marcin Kasinski	/s/ Bruno Pezy

/s/ Gabor Burcher

Address:	9 quai du Président Paul Doumer
92 920 Paris La Defense
France

Attention:	Bruno Pezy/ Gabor Burchner

Fax Number:	+33 1 41 89 91 91

For and on behalf of

Citibank, N.A.

/s/ Murat Demirel

Address:	Citibank, N.A.
Citigroup Centre
33 Canada Sq
Canary Wharf
London E14 5LB
United Kingdom.

Attention:	Thomas Lambourn: thomas.lambourn@citi.com

Fax Number:	+44 208 043 0953

For and on behalf of

HSBC Bank plc

/s/ Tim Bolton

Address:	Level 19
8 Canada Square
E14 5HQ

Attention:	Tim Bolton

Fax Number:	+44 (0) 20 7992 4642

For and on behalf of

ING Bank N.V.

/s/ Oliver Blount	/s/ Ilir Fani
Oliver Blount	Ilir Fani
Managing Director	Director

Address:	ING Bank N.V.
60 London Wall
London, EC2M 5TQ
United Kingdom

Attention:	Oliver Blount / Jana Petkova

Fax Number:	+44 207 767 7244

For and on behalf of

UBS Limited

/s/ Giacomo Petrobelli	/s/ Christian Rothhardt
Giacomo Petrobelli	Christian Rothhardt
Executive Director	Executive Director
Global Syndicated Finance	Leveraged Finance

Address:	UBS Limited
1 Finsbury Avenue
London
EC2M 2PP

Attention:	Guy Wylie

Fax:	+44 20756 85507

UNDERWRITERS

For and on behalf of

ABN AMRO Bank N.V., London Branch

/s/ Mike Elliff	/s/ Bert Schoen

Address:	250 Bishopsgate
LONDON EC2M 4AA
UNITED KINGDOM

Attention:	Mike Elliff, Head of CEEMEA Debt Origination

Fax Number:	+44 207 857 9319

For and on behalf of

Barclays Bank PLC

/s/ Keith Hatton

Address:	5 The North Colonnade
Canary Wharf,
London E14 4BB

Attention:	Cliff Baylis

Fax Number:	+44 20 7773 4894

For and on behalf of

BNP Paribas

/s/ Leroy Knowles	/s/ François Artignan

Address:	37, place du Marché saint Honoré
75031 Paris Cedex 01

Attention:	Simon Allocca / François Artignan

Fax Number:	+44 207 595 6597 / +33 1 42 98 10 65

For and on behalf of

CALYON

/s/ Marcin Kasinski

/s/ Gabor Burcher	/s/ Bruno Pezy

Address:	9 quai du Président Paul Doumer
92 920 Paris La Defense
France

Attention:	Bruno Pezy/ Gabor Burchner

Fax Number:	+ 33 1 41 89 91 91

For and on behalf of

Citibank, N.A.

/s/ Murat Demirel

Address:	Citibank, N.A.
Citigroup Centre
33 Canada Sq
Canary Wharf
London E14 5LB
United Kingdom.

Attention:	Thomas Lambourn, thomas.lambourn@citi.com

Fax Number:	+44 208 043 0953

/s/ Tim Bolton

For and on behalf of

HSBC Bank plc

Address:	Level 19
8 Canada Square
E14 5HQ

Attention:	Tim Bolton

Fax Number:	+44 (0) 20 7992 4642

For and on behalf of

ING Bank N.V.

/s/ Oliver Blount	/s/ Ilir Fani
Oliver Blount	Ilir Fani
Managing Director	Director

Address:	ING Bank N.V.
60 London Wall
London, EC2M 5TQ
United Kingdom

Attention:	Oliver Blount / Jana Petkova

Fax Number:	+44 207 767 7244

For and on behalf of

UBS (Luxembourg) S.A.

/s/ Flemming Gerster	/s/ Werner Giesser
Flemming Gerster	Werner Giesser

Address:	33A, Avenue John F. Kennedy
P.O.Box 2
L-2010 Luxembourg

Attention:	Guy Wylie

Fax:	+44 20756 85507

We acknowledge and agree to the above:

/s/ Elena Shmatova

For and on behalf of

Open Joint Stock Company Vimpel-Communications

/s/ Olga Pozdneeva
Chief Accountant of

Open Joint Stock Company Vimpel-Communications

TERM SHEET

Up to USD 3,500,000,000 FACILITIES FOR OJSC VIMPEL-COMMUNICATIONS

This Term Sheet is delivered to the Borrower concurrently with delivery of a mandate letter dated 20 December 2007 (the “Mandate Letter”) and provides for the same Facilities as described in the Mandate Letter. The provision of the Facilities is subject to the terms and conditions of the Mandate Letter and this Term Sheet. Unless a contrary indication appears, terms defined in the Mandate Letter have the same meaning when used in this Term Sheet.

PARTIES

Company/Borrower:	Open Joint Stock Company Vimpel-Communications.

Mandated Lead Arrangers:	ABN AMRO Bank N.V., London Branch, Barclays Capital, BNP Paribas, CALYON, Citibank, N.A., HSBC Bank plc, ING Bank N.V. and UBS Limited.

Bookrunners:	ABN AMRO Bank N.V., London Branch, Barclays Capital, BNP Paribas, CALYON, Citibank, N.A., HSBC Bank plc, ING Bank N.V. and UBS Limited.

Lenders:	As selected by the Mandated Lead Arrangers in consultation with the Company.

Facility Agent:	Citibank International plc.

Group:	The Company and all its Subsidiaries.

USD 1,500,000,000 BRIDGE TERM LOAN FACILITY (“Facility A”)

Facility:	Bridge Term Loan Facility.

Amount:	USD 1,500,000,000.

Currency	USD.

Facility A Termination Date:	12 months from the date of the Agreement (the “Signing Date”).

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Purpose:	The financing (by way of inter-company loan to the Borrower’s subsidiary) of the payment of part of consideration for the acquisition consented to by the Mandated Lead Arrangers concurrently with the Mandate Letter or any other future acquisition to which all Lenders have consented in writing.

Availability Period:	From the Signing Date to the date falling 6 months thereafter.

Maximum Number of Loans:	Six. Facility A may be utilised simultaneously with or after utilisation of Facility B, provided that Facility A may not be utilised unless Facility B has been utilised in full (or will be at the same time as Facility A is utilised).

Repayment:	In full on the Facility A Termination Date.

Voluntary Prepayment:	Loans may be prepaid after the last day of the Availability Period in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of USD 50,000,000). If a Default or an Event of Default has occurred and is continuing, the Borrower may prepay the Loans on not less than 3 Business Days’ prior notice, in which case the Lenders will forebear from accelerating the facility. Any prepayment shall be made with accrued interest on the amount prepaid and, subject to break costs (no break costs are payable if repayment takes place on the last day of an Interest Period), without premium or penalty.

Mandatory Prepayment:	100% of the proceeds received by any member of the Group from any debt, capital markets and equity market transactions shall be used in or towards repayment of Facility A, except (provided that each of the following transactions is on market terms) for proceeds of any of the following:

(a) the Facilities;

(b) the renewal of any existing bilateral facility with the same lender, on substantially the same terms and for the same or a smaller amount;

(c) the renewal of LLP KaR-Tel’s existing EBRD facility, including an increase in the principal amount from USD 100,000,000 to USD 130,000,000 and an extension of the tenor from five to seven years;

(d) loans between different members of the Group;

(e)    non-syndicated bilateral or club loan indebtedness of the Borrower’s indirect subsidiary in a principal amount up to USD 250,000,000 for use in connection with the payment of the remaining part of consideration for the acquisition consented to by the Mandated Lead Arrangers concurrently with the Mandate Letter (the “Approved Purpose”), including the granting by the Borrower’s indirect subsidiary

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to the providers of such indebtedness of security for such indebtedness in assets of the Borrower’s subsidiary (including shares of the entity acquired by the Borrower’s subsidiary in accordance with Approved Purpose);

(f)     ECA-backed financing for any member of the Group, whether guaranteed by the Borrower or any member of the Group or without any such guarantee, and subject to a limit of USD 200,000,000 on the aggregate principal amount of such financings;

(g)    bi-lateral, non syndicated rouble-denominated indebtedness raised from Sberbank and secured only by promissory notes issued by members of the Group and set-off rights on the Borrower’s accounts with Sberbank, provided that the terms of such indebtedness shall include: (i) a tenor exceeding that of Facility A; and (ii) a bar on assignments, transfers and the transfer of risk through participations or otherwise to other institutions or entities;

(h) rouble-denominated bonds, subject to a limit of the rouble equivalent of USD 250,000,000 on the aggregate principal amount of such indebtedness;

(i) issuance of commercial paper, utilisation of other short-term debt programmes currently in place; or

(j) indebtedness borrowed under a separate facility agreement, subject to a limit of USD 500,000,000 on the aggregate principal amount of such indebtedness,

provided that:

(1) in the case of paragraphs (f) to (j) (inclusive) above and notwithstanding any limits contained in those paragraphs, the aggregate proceeds raised under such paragraphs shall not exceed USD 750,000,000 (or its equivalent in another currency or currencies) during the period from the date of the Mandate Letter until the date on which all amounts outstanding under Facility A are repaid in full; and

(2) in the case of indebtedness referred to in paragraphs (e) and (j) above, the Borrower provides the banks which are Mandated Lead Arrangers and Underwriters written notice of its intention to incur such indebtedness and, not more than ten (10) Business Days after receiving such notice, the Mandated Lead Arrangers and Underwriters shall give the Borrower written notice stating which of those banks are willing to participate in such indebtedness and in what

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amounts, subject to internal approvals and documentation. Those banks named by the Mandated Lead Arrangers and Underwriters shall be appointed exclusively to arrange and underwrite (respectively) such indebtedness in the amounts stated in the Mandated Lead Arrangers and Underwriters’ notice to the Borrower. To the extent that the Mandated Lead Arrangers and Underwriters do not agree to participate in the entire amount of indebtedness proposed by the Borrower, the Borrower shall be free to approach other lenders for such indebtedness.

If the aggregate proceeds of the relevant transactions/series of transactions are less than USD 100,000,000 (or its equivalent in any other currency or currencies) they need not be used to mandatorily prepay Facility A.

USD 2,000,000,000 TERM LOAN FACILITY (“Facility B”)

Facility:	Term Loan Facility.

Amount:	USD 2,000,000,000.

Currency	USD.

Facility B Termination Date:	36 months from the Signing Date.

Purpose:	The financing (by way of inter-company loan to the Borrower’s subsidiary) of the payment of part of consideration for the acquisition consented to by the Mandated Lead Arrangers concurrently with the Mandate Letter or any other future acquisition to which all Lenders have consented in writing.

Availability Period:	From the Signing Date to the date falling 6 Months thereafter.

Minimum Amount of each Loan:	USD 25,000,000 and see: Maximum Number of Loans.

Maximum Number of Loans:	No more than 5 Loans may be outstanding.

Repayment:	In equal semi-annual instalments from the date falling 12 months after the Signing Date until the Termination Date.

Voluntary Prepayment:	Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of USD 25,000,000). If a Default or an Event of Default has occurred and is continuing, the Borrower may prepay the Loans on not less than 3 Business Days’ prior notice, in which case the Lenders will forebear from accelerating the

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facility. Any prepayment shall be made with accrued interest on the amount prepaid and, subject to break costs (no break costs are payable if repayment takes place on the last day of an Interest Period), without premium or penalty.

No voluntary prepayment of Facility B is allowed unless the whole of Facility A has been prepaid (or will be at the same time as Facility B is prepaid).

PRICING

Agency Fee:	USD 30,000 per annum

Commitment Fee	45% of the applicable Margin on the undrawn portion of each Lender’s commitments under each of the Facilities and payable quarterly in arrears from and including the Signing Date and on the date on which that undrawn portion is reduced to zero.

Margin:	(a) Facility A, subject to paragraph (b) below:

(i) 0.75 per cent. per annum from the Signing Date to (but excluding) the date falling 6 months thereafter;

(ii) 1.00 per cent. per annum from (and including) the date falling 6 months after the Signing Date to (but excluding) 9 months after the Signing Date; and

(iii) 1.25% thereafter.

(b) If the Company’s credit rating with any rating agency is at any time below the Company’s credit rating as at the date of the Mandate Letter then the applicable Facility A margin shall be:

(i) 1.10 per cent. per annum from the Signing Date to (but excluding) the date falling 6 months thereafter;

(ii) 1.35 per cent. per annum from (and including) the date falling 6 months after the Signing Date to (but excluding) 9 months after the Signing Date; and

(iii) 1.60% thereafter,

with effect from the date of the announcement of such downgrading. If the Company’s credit rating with all the rating agencies be equal to or better than the Company’s credit rating as at the date of the Mandate Letter then the

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applicable Facility A margin shall be the percentage specified in paragraph (a) above with effect from the date of the last agency’s announcement of such upgrading.

(a) Facility B: subject to paragraph (b) below, 1.5 per cent. per annum.

(b) If the Company’s credit rating with any rating agency is at any time below the Company’s credit rating as at the date of the Mandate Letter then the applicable Facility B margin shall be 1.85 per cent. per annum with effect from the date of the announcement of such downgrading. If the Company’s credit rating with all the rating agencies be equal to or better than the Company’s credit rating as at the date of the Mandate Letter then the applicable Facility B margin shall be 1.5 per cent. per annum with effect from the date of the last agency’s announcement of such upgrading.

Interest Periods for Loans:	1, 3 or 6 months or any other period agreed between the Company and the Lenders. One-month interest periods until close of primary syndication for Facility B.

Interest on Loans:	The aggregate of the applicable:

(a) Margin;

(b) LIBOR (set by reference to Reuters or, if not available, on the basis of rates provided by agreed Reference Banks); and

(c) Mandatory Cost, if any.

Default Interest	An additional 2% per annum.

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OTHER TERMS

Documentation:	The Facilities will be made available under a facilities agreement (the “Agreement”) in form and substance satisfactory to the Mandated Lead Arrangers, the Lenders and the Borrower and substantially based on the Borrower’s most recent Citibank-led syndicated facility.

Prepayment and Cancellation:	(a) Illegality

A Lender may cancel its Commitment and/or require prepayment of its share of the Loans.

(b) Change of Control

If any person or group of persons acting in concert (other than (a) Telenor ASA; or (b) Alfa Group; or (c) any person in which Telenor and Alfa Group collectively directly or indirectly own more than 50% of the share capital; or (d) any reputable international telecommunications operator which is rated (immediately after gaining control of the Company) at least BBB+ by Standard & Poor’s or at least Baa1 by Moody’s) gains control of more than 50% of the shares entitling the holder to vote for the election of directors to the Board of Directors of the Company or the share capital of the Company:

(1) a Lender shall not be obliged to fund a Utilisation; and

(2) a Lender may by not less than 5 days’ notice cancel its Commitment and require repayment of its participation in all Loans.

(c) Increased Costs, Tax Gross Up and Tax Indemnity

The Company may cancel the Commitment of and prepay any Lender that makes a claim under these provisions.

(d) Voluntary Cancellation

The Company may, on not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum of USD 25,000,000) of an Available Facility without penalty. No voluntary cancellation of Facility B is allowed unless the whole of Facility A has been cancelled (or will be prepaid at the same time).

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Material Adverse Effect:	means a material adverse effect on or material adverse change in:

(a) the consolidated business, condition (financial or otherwise), operations or prospects of the Group (taken as a whole);

(b) the ability of the Borrower to perform and comply with its obligations under any Finance Document; or

(c) the validity, legality or enforceability of any Finance Document, or the rights or remedies of any Finance Party thereunder.

Representations:	The Borrower will make each of the following representations on the date of the Agreement and in the case of representations other than (g)- (j) inclusive, (r), (w) and (y) on the date of each Utilisation Request, the date of any acquisition financed by the proceeds of the Facilities and the first day of each Interest Period (these representations will be subject to qualifications, thresholds and carve-outs substantially similar to those in the Borrower’s most recent Citibank-led syndicated facility):

(a) status

(b) binding obligations

(c) non conflict with other obligations

(d) power and authority

(e) validity and admissibility in evidence

(f) governing law and enforcement

(g) no bankruptcy proceedings

(h) solvency

(i) no deduction of tax

(j) no filing or stamp taxes

(k) no default

(l) no misleading information

(m) financial statements

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(n) payment of taxes

(o) pari passu ranking

(p) no proceedings current, pending or threatened

(q) no material adverse change since original financial statements

(r) assets

(s) environmental laws and licences

(t) telecommunications laws and licences

(u) compliance with laws

(v) no immunity

(w) no security

(x) no obligation to create security

(y) no employee dispute

(z)    that the entry into and performance (i) by it of any transactions pursuant to and in connection with the Purpose do not and will not conflict in any material respect with any law or regulation applicable to it, and (ii) by any member of the Group of any transactions in connection with financing of the remaining part of the consideration for any acquisition to be made by a subsidiary of the Borrower do not and will not conflict in any material respect with any law or regulation applicable to the Borrower and such other member of the Group.

Information Undertakings:	The Company shall supply each of the following:

(a) as soon as they become available, but in any event within 180 days of the end of its financial years its audited consolidated financial statements

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(b)    as soon as they become available, but in any event within 90 days of the end of its first three financial quarters of each year, its unaudited consolidated financial statements for that financial quarter

(c) as soon as the same become available its unaudited non-consolidated financial statements for each financial quarter

(d)    with each set of financial statements, a compliance certificate signed by two of the general director, finance director and chief accountant of the Company and, in the case of the audited consolidated financial statements reported on by the Company’s auditors in the form agreed by the Company and the Lenders prior to the date of the Agreement

(e) all documents dispatched by the Company to its creditors generally

(f) details of any litigation, arbitration or administrative proceedings which are reasonably likely to be adversely determined and which might, if adversely determined, have a Material Adverse Effect

(g) such other information regarding the financial condition, business and operations of any member of the Group as any Finance Party may reasonably request

(h) the Company shall provide such access to its properties, books and records as the Lenders may reasonably request.

Notificationof default

On the introduction of or any change in law, a change in the status of the Company or a proposed assignment or transfer by a Lender, the Company shall promptly upon the request of the Facility Agent or any Lender supply such documentation and other evidence as is reasonably requested by the Facility Agent (for itself and on behalf of any Lender) or any Lender (or prospective new Lender) in order for the Facility Agent or such Lender (or prospective new Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the transactions contemplated in the Finance Documents.

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The Company may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website.

Financial Covenants:	Total Debt to OIBDA not to exceed 3:1;

OIBDA to Interest Expense shall not be less than 5:1; and

Total Shareholder Equity shall at all times exceed USD 3,000,000,000

The Financial Covenants to be tested quarterly on a 12-month rolling basis

General Undertakings:	The following undertakings will, inter alia, be included in the Agreement (these undertakings will be subject to qualifications, thresholds and carve-outs substantially similar to those in the Borrower’s most recent Citibank-led syndicated facility):

(a) authorisations

(b) compliance with laws and performance of obligations

(c) maintenance of existence

(d) negative pledge subject to agreed exceptions

(e) restriction on disposals subject to agreed exceptions

(f) restriction on merger

(g) restrictions on acquisitions

(h) no change of business

(i) conduct of business

(j) maintenance of assets

(k) insurance

(l) listed status

(m) prompt payment of taxes

(n) pari passu ranking

(o) restriction on loans and guarantees subject to agreed exceptions

(p) environmental undertakings

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(q) reserve requirements

Events of Default:	Each of the following will be included in the Agreement (these undertakings will be subject to qualifications, thresholds and carve-outs substantially similar to those in the Borrower’s most recent Citibank-led syndicated facility, except as otherwise expressly indicated below):

(a) non-payment unless failure to pay is caused by administrative or technical error and payment is made within 5 Business Days of its due date

(b) any financial covenant not satisfied

(c) failure to comply with any other obligations subject to agreed remedy period of 15 Business Days if capable of remedy

(d) misrepresentation subject to a 15 Business Day grace period if capable of remedy

(e) cross default, subject to a threshold of USD 30,000,000

(f) insolvency

(g) reorganisation, liquidation, voluntary or involuntary bankruptcy or insolvency proceedings (subject to cure periods of 60 days and asset value thresholds of USD 30,000,000)

(h) creditors’ process with a USD 30,000,000 threshold

(i) final judgement (subject to thresholds of USD 30,000,000 and continuance unsatisfied for 60 days without a stay of execution)

(j)     loss, suspension, revocation or cessation of effectiveness of any material mobile phone licence or licences (subject to cure periods and thresholds substantially similar to those in the Borrower’s most recent Citibank-led syndicated facility)

(k) cessation of business

(l) expropriation/government intervention

(m) moratorium

(n) The Russian Federation (to include political and economic risk and currency exchange restrictions)

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(o) Unlawfulness/repudiation

(p) material adverse change

(q) failure to use the proceeds of each Facility in connection with the Purpose

Majority Lenders:	66 2/3% of Total Commitments or if Loans outstanding, 66 2/3% of Loans.

Conditions Precedent to initial Utilisation:	These will include the following (without limitation) in form and substance satisfactory to the Facility Agent:

(a) constitutional documents

(b) resolution of board of directors and shareholders, if required

(c) specimen signatures

(d) borrowing certificate

(e) certification of copy documents

(f) legal opinions as to English law and Russian law from the Lenders’ counsel

(g) opinion of the Borrower’s in-house counsel (substantially similar to that produced for the Borrower’s most recent Citibank-led syndicated facility)

(h) evidence of process agent’s appointment

(i) a copy of any other document, authorisation, opinion (of Lender’s counsel) or assurance specified by the Facility Agent as necessary in relation to the Finance Documents

(j) financial statements relating to the Company for the year ended 31/12/2006

(k) evidence of payment of all fees, costs and expenses then due from the Company under the Agreement.

(l) corporate group structure chart of the Company showing subsidiaries and ownership

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Conditions Precedent to all Utilisations:	Customary for financings of this nature, including but not limited to the following:

(a)    all representations and warranties are true in all material respects on and as of the date of the Utilisation, before and after giving effect to such Utilisation and to the application of the proceeds therefrom, as though made on and as of such date

(b) no Event of Default or potential Event of Default has occurred and is continuing, or would result from such Utilisation

(c)    written confirmation (in a form annexed to the Facility Documents) from a director of the Company to the Mandated Lead Arrangers that any proposed acquisition to be financed by the Facilities is not hostile

(d)    Copies of documents related to any proposed acquisition to be financed by the Facilities (such documents being those that have been filed with the United States Securities and Exchange Commission in relation to such acquisition prior to the date of the relevant utilisation of the Facilities).

Assignments/Transfers:	No assignment or transfer by the Company. Lenders free to assign/transfer participations in the Facilities to any bank or financial institution or to a trust or fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

Miscellaneous Provisions:	The Agreement will contain LMA standard provisions relating to, among other things, default interest, market disruption, break costs, tax gross up and indemnities, currency indemnity, all risks indemnity, customary agency language, waiver of immunity, acceleration rights upon Event of Default, increased costs, set-off and administration (provided that any LMA standard provisions shall be modified to be substantially similar to those in the Borrower’s most recent Citibank-led syndicated facility).

Replacement of non-consenting lender where 75% are in agreement with an amendment, waiver etc.

Governing Law:	English.

Jurisdiction:	At the Facility Agent’s option, the Courts of England.

Arbitration	Arbitration in London under LCIA rules.

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Definitions:	Terms defined in the current recommended form of multicurrency syndicated facility agreement of the LMA have the same meaning in this Term Sheet unless given a different meaning in this Term Sheet.

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